CAMBRIDGE DISPLAY TECHNOLOGY, INC.

THE CAMBRIDGE DISPLAY TECHNOLOGY, INC. SPECIAL BONUS PLAN

As amended and restated by the Board of Directors
December 19, 2006

CONTENTS

Clause        Page

1.        This Plan        2
2.        Definitions        2
3.        Grant of Special Bonus        2
4.        Payment of Special Bonus        2
5.        Recovery of Bonus Tax Liability        2
6.        Leaving the Group        2
7.        Independence of Bonus        2
8.        Lapse of Bonus        2
9.        Post-Liquidity Event Control Change                                                    11
10.        Demerger, Reconstruction or Winding-up        2
11.        Amendments to the Plan and awards made under the plan        2
12.        Service of Documents        2
13.        Miscellaneous        2

RULES OF
THE CAMBRIDGE DISPLAY TECHNOLOGY, INC. PLAN

1. THIS PLAN
This plan has been approved and established by resolution of the Board of Cambridge Display Technology Inc dated 6 August 2004 and has been amended by resolution of the Board of Cambridge Display Technology Inc dated 23 November 2004.
2. DEFINITIONS
2.1 In this Plan the following words and expressions shall have the meanings given below:
"Associated Company"
a company which, in relation to the Company, is an associated company as that term is defined in section 416 of the Income and Corporation Taxes Act 1988

"Auditors"
the auditors of the Company for the time being

"Bonus Amount"
the amount by which the value of the Notified Percentage of the Bonus Pool is greater than the aggregate realisable gain on all stock options over shares in the Company held by a Bonus Holder as at the date of the Liquidity Event and calculated by reference to the offer or subscription price per share in connection with such Liquidity Event or exercised by a Bonus Holder on or prior to the Liquidity Event or such lesser amount as shall be determined in the circumstances set out in clause 6 below.

"Bonus Holder"
a person to whom a subsisting Special Bonus has been granted or, in the event of his death, his Personal Representatives

"Bonus Holder's Employer"
means such member of the Group as is the Bonus Holder's employer or, if he has ceased to be employed within the Group, was his employer or such other member of the Group, or other person as, under the PAYE Regulations or, as the case may be, the N.I. Regulations, or any other statutory or regulatory enactment (whether in the United Kingdom or otherwise) is obliged to account for any Bonus Tax Liability

"Bonus Pool"
the Bonus Pool shall be calculated in accordance with the following formula:
A = B + C + D + E
Where: A = the Bonus Pool; and

(i) if the Notional Purchase Price is $100,000,000 or less:-
B = 6/100 x Notional Purchase Price
C = 0
D = 0
E = 0

(ii) if the Notional Purchase Price is more than $100,000,000 but not more than $200,000,000:-
B = 6/100 x $100,000,000

C = 8/100 x (Notional Purchase Price - $100,000,000)
D = 0
E = 0

(iii) if the Notional Purchase Price is more than $200,000,000 but not more than $300,000,000:-
B = 6/100 x $100,000,000
C = 8/100 x $100,000,000
D = 10/100 x (Notional Purchase Price - $200,000,000)
E = 0

(iv) if the Notional Purchase Price is more than $300,000,000:-
B = 6/100 x $100,000,000
C = 8/100 x $100,000,000
D = 10/100 x $100,000,000
E = 15/100 x (Notional Purchase Price - $300,000,000)

"Bonus Tax Liability"
means in relation to a Bonus Holder, any liability of the Bonus Holder's Employer to withhold the statutory minimum of withholding tax due and/or account to the Inland Revenue (or any other tax authority) for any amount of, or representing, income tax, employees' National Insurance contributions or any other tax or social security contributions charge, levy or other sum (whether under the laws of the United Kingdom or otherwise) which may arise on the grant or payment of a Special Bonus

"Cause"

(i) the consistent failure of the Bonus Holder to perform to the standard expected of a person of equivalent seniority as documented by a formal performance review process, (ii) the Bonus Holder's personal dishonesty, incompetence, wilful misconduct or breach of fiduciary duty, (iii) the Bonus Holder's conviction of or entering a plea of guilty to a crime constituting a felony (or a crime or offence of equivalent magnitude in any jurisdiction) or his or her wilful violation of any other law, rule, or regulation (other than a traffic violation or other offence or violation outside of the course of employment which in no way adversely affects the Company or its reputation or the ability of the Bonus Holder to perform his or her employment related duties or to represent the Company) or (iv) the material breach by the Bonus Holder of any covenant or agreement with the Company or any Subsidiary, or any written policy of the Company or any Subsidiary, not to disclose any information pertaining to the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary

"the Committee"
the Compensation Committee of the Directors or, following a change of Control of the Company, those persons who comprised the Compensation Committee of the Directors immediately before such change of Control

"the Company"
Cambridge Display Technology, Inc.

"Control"
has the meaning given in section 840 of the Income and Corporation Taxes Act 1988

"Directors"
the Board of Directors of the Company and "Board" shall be construed accordingly

"Eligible Employee"
any employee of any member of the Group

"Good Leaver"
means:
(i) where a Bonus Holder's office or employment within the Group is terminated without Cause or due to the Bonus Holders resignation (other than in circumstances that would justify termination of the Bonus Holder's employment within the Group for Cause); and/or
(ii) where a Bonus Holder ceases to hold office or employment within the Group by reason of death, injury, ill-health and/or disability (evidenced to the satisfaction of the Committee) or retirement.

"the Group"
the Company and any company which is for the time being a Subsidiary

"Hillman Entity"
Hillman Capital Corporation, Hillman CDT LLC and Hillman CDT 2000 LLC
"in the money"
means, in respect of a stock option, an option with an exercise price equal to or more than the market value of the shares to which it relates

"Internal Revenue Code"
the United States Internal Revenue Code of 1986, as amended

"Kelso Entity"
Kelso Investment Associates VI, L.P. and KEP VI, LLC

"Liquidity Event"
any transaction or series of transactions involving:
(i) the sale, transfer or other disposition by the Kelso Entity and the Hillman Entity to one or more persons or entities that are not, immediately prior to such sale, affiliates of the Company, any Kelso Entity or any Hillman Entity of all or substantially all of the Company's common and preferred stock beneficially owned by the Kelso Entity and the Hillman Entity as of the date of such transaction ("Share Sale");
(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company, any Hillman Entity or any Kelso Entity ("Trade Sale"); or
(iii) a Public Offering.

"the N.I. Regulations"

"the Nominated Broker"

the laws, regulations and practices currently in force relating to liability for and the collection of National Insurance contributions a broker nominated by the Committee from time to time and notified as such to Bonus Holders for the purposes of rule 4.8

"the Notional Purchase Price"
Where all of the Company's convertible preferred stock and the Company's common stock is sold or otherwise disposed of in connection with the Liquidity Event, the Notional Purchase Price shall be the Purchase Price in respect of such stock
Where less than all of the Company's convertible preferred stock and the Company's common stock is sold or otherwise disposed of in connection with the Liquidity Event, the Notional Purchase Price shall be calculated as if all such stock, on a fully diluted basis, (including making an appropriate adjustment for the effect of stock options, where the exercise of such options would have been triggered under the Rules of the Stock Option Plan) were acquired at a price per share equal to the price actually paid per share in such Liquidity Event
Where the Liquidity Event involves a Public Offering, the Notional Purchase Price shall be calculated as if all of the Company's convertible preferred stock and the Company's common stock or, where relevant, the appropriate Subsidiary's ordinary share capital, on a fully diluted basis, (including making an appropriate adjustment for the effect of in the money stock options, where the vesting of such options would have been triggered under the Rules of the Stock Option Plan and for the shares to be issued to Opsys but excluding new shares issued to placees pursuant to the Public Offering) were sold at the offer or subscription price per share in connection with such listing

"Notified Percentage"
the percentage notified in writing to the Bonus Holder from time to time in connection with this Plan

"the PAYE Regulations"
the regulations made under section 684 of the Income Tax (Earnings and Pensions) Act 2003

"Personal Representatives"
in relation to a Bonus Holder, the legal personal representatives of the Bonus Holder (being either the executors of his will to whom a valid grant of probate has been made or, if he dies intestate, the duly appointed administrator(s) of his estate) who have produced to the Company evidence of their appointment as such
"this Plan"
The Cambridge Display Technology, Inc. Special Bonus Plan as set out in these rules and amended from time to time pursuant to rule 11

"Plan Payment Date"
(i) subject to rule 9, if the Liquidity Event is a Public Offering the Plan Payment Date shall for the purposes of (a) UK Bonus Holders, be the later of the Vesting Date (or, if applicable, the Accelerated Vesting Date) and the date upon which the Board determines that there is Sufficient Liquidity pursuant to clause 4.6 below; (b) US Bonus Holders, be the first anniversary of the Vesting Date or, if earlier, be the Accelerated Vesting Date and (c) other Bonus Holders, be either the date referred to in (a) or (b) above, as determined by the Committee on the date the Special Bonus is granted; or
(ii) if the Liquidity Event is either a Share Sale or a Trade Sale, within 10 days from the Liquidity Event

"Post-Liquidity Event Control Change"
means the first occurrence of any of the following events (other than a Public Offering) following the Liquidity Event with respect to which a Bonus Holder's Bonus Amount is determined:
(i) the members of the Board (the "Incumbent Directors") cease for any reason other than due to death to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board other than as a result of a proxy contest, or any agreement arising out of an actual or threatened proxy contest, shall be treated as an Incumbent Director;
(ii) the acquisition by any person, entity or "group" (as defined in Section 13(d) the United States Securities Exchange Act of 1934), other than the Company, the Subsidiaries, any employee benefit plan of the Company or the Subsidiaries, any Kelso Entity or any Affiliate of any Kelso Entity, any Hillman Entity or any Affiliate of any Hillman Entity, of 50% or more of the combined voting power of the Company's then outstanding voting securities;
(iii) the merger or consolidation of the Company, as a result of which persons who were stockholders of the Company, immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;
(iv) the liquidation or dissolution of the Company other than a liquidation into the Company or into any Subsidiary; and
(v) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company, any Kelso Entity or any Hillman Entity.
Notwithstanding the foregoing, a
"Post-Liquidity Event Control Change" shall not be deemed to occur in the event the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.
"Public Offering"
the listing of the Company's shares or of any of the Subsidiary's shares on any recognised stock exchange and the trading, sale or registration under relevant securities legislation of more than 7.5% of the outstanding shares of common stock, or ordinary share capital as appropriate, on a fully diluted basis

"Purchase Price"
an amount equal to the sum of the aggregate value of any securities issued and any other non-cash consideration delivered (including without limitation, any joint venture interest delivered to the Company), and/or any cash consideration paid, to the Company or its security holders in respect of their equity interests (including, without limitation, holders of options, warrants, convertible securities and preferred securities) in connection with the Liquidity Event.

"Restricted Stock Unit"
a contractual right to receive Stock that is forfeitable by the Bonus Holder until the completion of a specified period of future service or otherwise in accordance with the terms of the Plan

"Special Bonus"

means:
(i) if the Liquidity Event is a Public Offering a right to receive Restricted Stock Units that have an economic value equal or closest to the Bonus Amount at the date of the Public Offering; and
(ii) if the Liquidity Event is a Share Sale or Trade Sale, a right to receive a cash payment or other consideration that is freely transferable and that has an economic value equal to the Bonus Amount, at the time provided for in, and subject to the terms of, this Plan

"Stock"
shares in the common stock of the Company or an Associated Company
"Stock Option Plan"
the Cambridge Display Technology Inc 2004 Stock Incentive Plan or the CDT Acquisition Corp. Amended and Restated Stock Incentive Plan, as applicable

"Subsidiary"
any company which is for the time being a subsidiary (as defined in section 736 of the Companies Act 1985) of the Company

"Sufficient Liquidity"
when the average number of shares of the Company (or shares in an Associated Company if awards of Restricted Stock Units are made with respect to such company) traded each day the relevant exchange is open for business over any period of three consecutive months is equal to or greater than 200,000

"the Termination Date"
1 December 2009
"UK Bonus Holder"
a Bonus Holder who is tax resident in the United Kingdom

"US Bonus Holder"
a Bonus Holder who is tax resident in the USA, regardless of whether he/she is also tax resident in the UK

"Vesting"
(a)   where the Liquidity Event is a Public Offering, one   third of the Bonus Holder's Special Bonus shall Vest on each anniversary of the date of such Public Offering (a "Vesting Date") provided that in the event that the Kelso Entity sells as part of one or more transactions in aggregate 25% or more of the total number of shares that it holds in the Company calculated as at the date that the Plan was established each Special Bonus shall Vest in full upon such sale (the "Accelerated Vesting Date"); and
(b) where the Liquidity Event is either a Share Sale or a Trade Sale, the Bonus Amount payable under a Bonus Holder's Special Bonus shall Vest on the date of such Liquidity Event (the "Vesting Date"), and "Vested" shall be construed accordingly.

2.2        For the purposes of interpretation of this Plan unless the context otherwise requires:
2.2.1 references to rules are to rules of this Plan and no account should be taken of the rule headings which have been inserted for ease of reference only;
2.2.2 words denoting the singular shall include the plural and vice versa;
2.2.3 words denoting the masculine gender shall include the feminine gender;
2.2.4 references to any statutory provision shall be read and construed as references to such provision as amended, extended or re-enacted from time to time.
3.        GRANT OF SPECIAL BONUS
3.1        A Special Bonus may be granted to any Eligible Employee in such form as the Committee may from time to time determine subject always to these rules.
3.2        Following a Public Offering, the Committee may grant Special Bonuses only:
        3.2.1        with respect to such Public Offering; and
3.2.2        to the extent that (in aggregate) Special Bonuses for less than 100% of the Bonus Pool were granted prior to such Public Offering; and
3.2.3        to the extent that any Special Bonus is cancelled prior to its Vesting Date.

For the avoidance of doubt, following a Public Offering, the Committee shall not grant a Special Bonus with respect to any subsequent Liquidity Event. The Committee may modify the Vesting Date of any Special Bonus granted after a Public Offering.
3.3        Where a Special Bonus or any part thereof lapses pursuant to rule 6 it shall be deemed not to have been granted prior to the Public Offering and upon it so lapsing shall be available for grant under rule 3.2 hereof.
3.4 The Committee may grant a Special Bonus conditional upon and to the extent that any other award or awards lapse pursuant to rule 6 hereof and such Special Bonus shall be subject to such terms as to Vesting as the Committee shall in its absolute discretion determine.
4.        PAYMENT OF SPECIAL BONUS
4.1        Subject to rules 4.4, 4.5, 4.6, 8.2, 9 and 10 a Special Bonus shall become payable (and in respect of a Liquidity Event that is a Public Offering, Stock shall become issuable) to a Bonus Holder on (and not before) the Plan Payment Date to the extent that it has Vested on or before that date. The grant of a Special Bonus shall be in consideration of the Bonus Holder's continuing duties and obligations to the Company from the date of such grant.
4.2        If a Special Bonus becomes payable in relation to a Liquidity Event, no additional amount will become payable by the Company (with respect to that Special Bonus) under this Plan with respect to any other Liquidity Event subsequently occurring.
4.3        Subject to rule 4.4 if and to the extent that a Special Bonus becomes payable pursuant to any rule of this Plan (other than as a result of a Liquidity Event which is a Public Offering), the Company (or the Bonus Holder's Employer) shall, as soon as is reasonably practicable following the Plan Payment Date (and in any event within 30 business days) pay the relevant Special Bonus (net of the Bonus Tax Liability) to the Bonus Holder (or, if appropriate, to his Personal Representatives). Payment of a Special Bonus under this paragraph 4.3 will be subject (where appropriate) to a retention pro-rata to any proportion of the Purchase Price retained in escrow to meet any warranty claims. Any amounts so retained shall be paid to a Bonus Holder on the later of the Plan Payment Date and release of the amount in escrow to the vendor, or the appropriate proportion of such amount if any part of the escrow amount is properly released to the vendor.
4.4        Where a Special Bonus becomes payable pursuant to any rule of the Plan (other than as a result of a Liquidity Event which is a Public Offering) in relation to which the consideration is not satisfied entirely in cash then, when calculating the level of a Special Bonus the Committee shall by exercising its reasonable discretion determine the economic equivalent of such non-cash consideration. The Special Bonuses may be satisfied wholly in cash, partly in cash and partly in non-cash consideration that is freely transferable or wholly in non-cash consideration that is freely transferable and the method of discharging the Bonus Holder's entitlement shall be determined by the Committee exercising its reasonable discretion provided that (a) the Committee will take into account all relevant factors, including the tax effect on Bonus Holders; (b) the economic value of such award may not be altered; and (c) the Bonus Holder shall receive no more than the percentage of each type of non-cash consideration that the common stockholders of the Company receive in respect of such Liquidity Event but may receive more cash if this reflects the tax effect on common stockholders. In any event, any non-cash consideration received by a Bonus Holder under this rule 4.4 must be freely transferable.
4.5        Subject to rule 9 below, where a Special Bonus becomes payable to a US Bonus Holder pursuant to a Liquidity Event which is a Public Offering, any Stock which is issued on the Plan Payment Date may not be sold by the Bonus Holder until receipt by the Bonus Holder of notice from the Committee that there is Sufficient Liquidity, such notice to be provided as soon as reasonably possible after the first occurrence of Sufficient Liquidity following the Plan Payment Date. Notwithstanding the foregoing, a US Bonus Holder shall be entitled to sell up to 15% of the gross amount of Stock due to him on the Plan Payment Date at any time following the Plan Payment Date, regardless of whether there is Sufficient Liquidity. If sale of Stock is not authorised earlier in accordance with this rule 4.5 however, the Committee shall permit the sale of all Stock (regardless of whether there is Sufficient Liquidity) 5 business days prior to the Termination Date.
4.6        Subject to rule 9 below, where a Special Bonus becomes payable to a UK Bonus Holder pursuant to a Liquidity Event which is a Public Offering, the Plan Payment Date in respect of which any Stock is to be issued to a Bonus Holder shall be postponed until such time as the Committee notifies the Bonus Holder that there is Sufficient Liquidity for the sale of such Stock or (if earlier) on the date that is the 5 business days prior to the Termination Date (regardless of whether there is Sufficient Liquidity).
4.7        Subject to rules 4.5 and 4.6 above, a Bonus Holder may not, prior to the Termination Date, sell in any one week (Monday to Friday inclusive) more than whichever is the greatest of his Notified Percentage of either (i) 50,000 of Stock or (ii) 25% of the average number of Stock traded over the period of three consecutive months immediately preceding the week of the proposed sale.
4.8        Subject to rules 4.5, 4.6 and 4.7 above, a Bonus Holder may only sell (or otherwise trade in) his Stock through the Nominated Broker.
5.        RECOVERY OF BONUS TAX LIABILITY
5.1        The Bonus Holder shall (to the extent permitted by law) indemnify the Company and the Bonus Holder's Employer against any liability of any such entity to account for any Bonus Tax Liability in respect of anything done pursuant to this Plan. Neither the Company, nor the Bonus Holder's Employer shall be obliged to make any payment of a Special Bonus to a Bonus Holder unless satisfactory arrangements are in place to ensure that any liability of the Bonus Holder under such indemnity is satisfied in full.
5.2        The Company and the Bonus Holder's Employer shall be entitled to deduct from any Special Bonus which becomes payable under this Plan pursuant to a Liquidity Event which is a Share Sale or Trade Sale, such amounts as may be required by law or any relevant taxation authority (and including without limitation, deductions in respect of, as appropriate, US Federal Income tax and social security, PAYE and employees' National Insurance Contributions) or as it considers necessary or desirable to ensure that the indemnity in rule 5.1 is satisfied.
5.3        Unless satisfactory arrangements are in place to ensure that any liability of the Bonus Holder under the indemnity in rule 5.1 is satisfied in full, the Company and the Bonus Holder's Employer shall withhold from any Special Bonus which becomes payable under this Plan pursuant to a Liquidity Event which is a Public Offering, such Stock with a value equal to the amount required by law or any relevant taxation authority (and including without limitation an amount in respect of as appropriate, US Federal Income tax and social security, PAYE and employees' National Insurance Contributions) or an amount it considers necessary or desirable to ensure that the indemnity in rule 5.1 is satisfied. For the avoidance of doubt, the Company shall account for any Bonus Tax Liability which is settled with Stock pursuant to this rule 5.3 to the appropriate tax authorities.
6.        LEAVING THE GROUP
6.1        Except as otherwise provided in this rule 6, a Special Bonus shall lapse to the extent it has not Vested (so that no payment shall be made under it at any time) if the Bonus Holder ceases to hold office or employment with any member of the Group prior to the Plan Payment Date. In such circumstances the Special Bonus shall lapse upon the earlier of the date of such cessation and the date upon which notice of such cessation was given.
6.2        Subject to rules 4.2, 5 and 8.1, if at any time before the Plan Payment Date a Bonus Holder ceases to hold office or employment within the Group in circumstances where the Committee determines the Bonus Holder to be a Good Leaver the Special Bonus shall remain payable to a Bonus Holder in accordance with, and subject to, the terms hereof. In such circumstances the Special Bonus shall only be payable on the Plan Payment Date to the extent that it has Vested by the date of such cessation or, if the Committee determines in its absolute discretion in light of all the relevant circumstances, it shall be payable in respect of such greater proportion of the Bonus Amount as the Committee may notify to the Bonus Holder within one month of such cessation (and the Special Bonus shall lapse on such cessation to the extent that it has not so Vested). PROVIDED THAT nothing in this rule 6.2 shall require the Committee to (i) consider whether or not it will exercise its discretion at all; (ii) make any determination as to how it will exercise its discretion or (iii) exercise its discretion at all.
6.3        For the purposes of this rule 6 a Bonus Holder shall not be treated as ceasing to hold office or employment within the Group unless and until he no longer holds office or employment with any member of the Group or any Associated Company.
7.        INDEPENDENCE OF BONUS
7.1        The grant of a Special Bonus does not form part of the Bonus Holder's entitlement to remuneration or benefits pursuant to his contract of employment nor does the existence of a contract of employment between any person and the Company, or any present or past Subsidiary or Associated Company, give such person any right or entitlement to any payment or any expectation that a Special Bonus might be granted to him whether subject to any conditions or at all.
7.2        The rights and obligations of a Bonus Holder under the terms of his office or employment with the Company or any present or past Subsidiary or Associated Company shall not be affected by his participation in this Plan.
7.3        The rights of a Bonus Holder upon the grant of a Special Bonus shall not afford the Bonus Holder any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with the Company or any present or past Subsidiary or Associated Company for any reason whatsoever (including where such cessation is as a result of wrongful or unfair dismissal).
7.4        A Bonus Holder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to receive payment under a Special Bonus in consequence of the loss or termination of his office or employment with the Company or any present or past Subsidiary or Associated Company for any reason whatsoever.
8.        LAPSE OF BONUS
8.1        A Special Bonus shall lapse (so that no payment shall be made under it at any time) on the earliest of the following:-
8.1.1        the Termination Date;
8.1.2        if the Bonus lapses pursuant to rules 4, 6, 9 or 10;
8.1.3        if, without the prior written consent of the Committee in its sole discretion, it is transferred or assigned (other than to the Personal Representatives of the Bonus Holder), mortgaged, charged or otherwise disposed of by the Bonus Holder;
8.1.4        if the Bonus Holder is adjudged bankrupt or an interim order is made because he intends to propose a voluntary arrangement to his creditors under the Insolvency Act 1986; or
8.1.5        if the Bonus Holder makes or proposes a voluntary arrangement under the Insolvency Act 1986, or any other scheme or arrangement in relation to his debts, with his creditors or any section of them.
8.2        If prior to a Liquidity Event, there is a change of Control of the Company, the Committee in its discretion may terminate this Plan by paying a Bonus Amount (less a retention pro-rata to any proportion of the Purchase Price retained in escrow to meet warranty claims) to a Bonus Holder, provided that (a) the Committee will take into account all relevant factors, including the tax effect on Bonus Holders, and (b) the method of discharging the Bonus Holder's entitlement to a Special Bonus shall be satisfied in accordance with rule 4.4. Any amount retained as set out above in this rule 8.2 shall be paid to a Bonus Holder on release of the amount in escrow to the vendor, or the appropriate proportion of such amount if any part of the escrow amount is properly released to the vendor.
9.        POST-LIQUIDITY EVENT CONTROL CHANGE
9.1        Subject to the provisions of rule 9.1.1 below, if a Post Liquidity-Event Control Change occurs before the Plan Payment Date of any Special Bonus (or part of a Special Bonus), a Bonus Holder's Special Bonus shall Vest in full to the extent that it has not already Vested and the Plan Payment Date in respect of such Special Bonus shall be brought forward to be within 10 days from the date of the Post-Liquidity Event Control Change. For the avoidance of doubt, any restrictions on the sale of Stock subject to a Special Bonus shall be lifted on such Control Change. Notwithstanding the foregoing, In the event that a Post Liquidity Event Control Change occurs prior to the Termination Date, the Committee in its discretion may purchase, and require each Bonus Holder to sell, all of the Stock received and held by the Bonus Holder pursuant to his Special Bonus at the fair market value of the Stock.
9.1.1        Notwithstanding rule 9.1, no acceleration of Vesting, cash settlement or other payment under that section shall occur with respect to any Special Bonus if the Committee reasonably determines in good faith prior to the occurrence of a Post-Liquidity Event Control Change that such Special Bonus shall be honoured or assumed, or new rights substituted therefor (such honoured, assumed or substituted award an "Alternative Award"), by a Bonus Holder's employer (or the parent or a Subsidiary of such employer) immediately following the Post-Liquidity Event Control Change, provided that any such Alternative Award must:
(i)        be based on stock which is traded on an established securities market, or which will be so traded within 60 days of the Post-Liquidity Event Control Change;
(ii)        provide such Bonus Holder (or each Bonus Holder in a class of Bonus Holders) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Special Bonus, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;
(iii)        have substantially equivalent economic value to such Special Bonus (determined at the time of the Post-Liquidity Event Control Change); and
(iv)        have terms and conditions which provide that in the event that the Bonus Holder's employment is involuntarily terminated or constructively terminated, any conditions on a Bonus Holder's rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be. For this purpose, a constructive termination shall mean a termination by a Bonus Holder following a material reduction in the Bonus Holder's base salary or a Bonus Holder's incentive compensation opportunity or a material reduction in the Bonus Holder's responsibilities, in either case without the Bonus Holder's written consent
9.1.2        In the event that any Post-Liquidity Event Control Change occurs as a result of any transaction described in subclause (iii) or (v) of the definition of such term, any Participant whose employment is terminated in circumstances where the Committee determines the Bonus Holder to be a Good Leaver on or after the date, if any, on which the shareholders of the Company approve such transaction, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this rule 9.1), as continuing in the Company's employment until the occurrence of such Post-Liquidity Event Control Change, and to have been terminated immediately thereafter.
10.        DEMERGER, RECONSTRUCTION OR WINDING-UP
10.1        Subject to rules 4.2, 5, and 8.1 if:
10.1.1        notice is given to shareholders of the Company of a resolution to approve the demerger of the Company or of any other member of the Group or
10.1.2        a court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation pursuant to section 425 of the Companies Act 1985
10.2.        the Committee may make such provision for the variation and/or early payment of Special Bonus as the Committee considers to be appropriate to take proper account of such circumstances PROVIDED THAT in exercising such discretion for this purpose the Committee shall have due regard to the objectives of the Company in establishing this Plan.
10.3        Subject to rules 4.2, 5 and 8.1 if notice is given to shareholders of the Company of a resolution for the voluntary winding-up of the Company, the Committee may in the exercise of its discretion make such provision for the early payment of a Special Bonus as it determines before the commencement of the winding-up.
11.        AMENDMENTS TO THE PLAN AND AWARDS MADE UNDER THE PLAN
11.1        The Committee may in its absolute discretion alter or amend any of the provisions of this Plan in any respect PROVIDED THAT no such alteration or amendment shall be made, to the economic disadvantage of existing Bonus Holders, to the provisions relating to eligibility to participate, any individual or overall limitations on grants under this Plan, the basis for determining Bonus Holders' rights to receive payment pursuant to the Special Bonus or this rule 11 without the prior approval of the Directors PROVIDED THAT the provisions of this rule 11.1 shall not apply to the extent that such alteration or amendment is in the opinion of the Committee a minor amendment which is necessary or appropriate:-
11.1.1        to benefit the administration of this Plan; or
11.1.2        to take account of any change in legislation; or
11.1.3        to obtain or maintain favourable tax, exchange control or regulatory treatment for existing or new Bonus Holders, the Company, any Subsidiary or any Associated Company; or
11.1.4        to reduce payments in accordance with rule 11.4 below.
11.2        Notwithstanding anything to the contrary in the Plan, the Committee may in its absolute discretion alter or amend any of the provisions of this Plan if such alteration or amendment would be required to comply with Section 409A of the Internal Revenue Code or any regulations promulgated thereunder.
11.3        As soon as reasonably practicable after the making of any such alteration or addition the Committee shall give notice in writing thereof to every Bonus Holder (if any) affected thereby.
11.4        In the event that any payment which becomes payable pursuant to any rule of the Plan would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and the regulations thereunder, such payment will be reduced by an amount that would avoid all or any portion of such payment from being treated as such. No such reduction shall take place if on an after-tax basis, such payments without reduction would exceed such payments after reduction.
12.        SERVICE OF DOCUMENTS
12.1        Except as otherwise provided in this Plan, any notice or document to be given to any individual in accordance or in connection with this Plan shall be duly given:-
12.1.1        if he holds office or employment within the Group, by delivering it to him at his place of work;
12.1.2        if it is posted in a pre-paid envelope to his address last known to the Company and if so sent it shall be deemed to have been given on the date of posting; or
12.1.3        if it is sent by electronic mail, to his electronic mail address last known to the Company, and if so sent shall be deemed to have been given on the date on which such mail is sent.
12.2        Any notice or document so sent to an Bonus Holder shall be deemed to have been duly given notwithstanding that such Bonus Holder is then deceased (and whether or not the Company has notice of his death) except where his Personal Representatives have established their title to the satisfaction of the Company and supplied to the Company an address to which documents are to be sent.
12.3        Any notice in writing or document to be submitted or given to the Committee, the Company or any other member of the Group in accordance or in connection with this Plan may be delivered, sent by post, facsimile transmission or, if the Committee so permit, electronic mail, but shall not in any event be duly given unless it is actually received by the Secretary of the Company, or by such other individual as may from time to time be nominated by the Committee for the purposes of this Plan and whose name and address is notified to Bonus Holders.
13.        MISCELLANEOUS
13.1        The decision of the Committee in any dispute or question affecting any Eligible Employee or Bonus Holder or any member or former member of the Group or Associated Company under this Plan shall be final and conclusive subject, whenever required under the provisions of this Plan, to the concurrence of the Auditors.
13.2        The Committee may from time to time make and vary such rules and regulations not inconsistent herewith and establish such procedures for the administration and implementation of this Plan as it thinks fit and in the event of any question, dispute or disagreement as to the interpretation of this Plan or of any such rules, regulations or procedures or as to any question or right arising from or related to this Plan, the decision of the Committee shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons.
13.3        A Special Bonus under this Plan shall not constitute pensionable earnings.
13.4        In the event that a Bonus Holder's Special Bonus is paid in Stock (or an interest in Stock) and such Stock or interest is "restricted " within the meaning of Chapter 2 of Part 7 to the Income Tax (Earnings and Pensions) Act 2003 ("ITEPA"), the Bonus Holder shall, unless the Board directs otherwise, enter into a joint election with the Company (or his employer company, if different) under section 431(1) of ITEPA (disapplying all the restrictions attaching to the Stock or interest acquired) in the form prescribed or agreed by the Inland Revenue to elect to pay income tax (if any) computed by reference to the unrestricted market value of the Stock or interest acquired no later than 14 days after the acquisition of such Stock or interest (or such longer period as the Inland Revenue may direct).
13.5        In any matter in which they are required to act hereunder, the Auditors shall be deemed to be acting as experts and not as arbitrators and the Arbitration Act of 1996 shall not apply hereto.
13.6        The costs of the administration and implementation of this Plan shall be borne by the Company.
13.7        The Committee shall be entitled to authorise any person to execute on behalf of any Bonus Holder any document relating to the Plan.
13.8        If it becomes necessary under the Plan for any cash amount to be converted from a non UK currency into sterling, such amount shall be converted at such fair exchange rate as the Committee may in its discretion determine and such determination shall be conclusive and binding on all persons.
13.9        The Committee may in its absolute discretion decide that no further Special Bonus will be offered, but in all other respects the provisions of the Plan shall remain in force.
13.10        The Plan and all Special Bonuses granted under it shall be governed by Delaware law.

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